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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) December 7, 1999
                                                         ----------------
                          NEXTLINK Communications, Inc.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

  Delaware                     000-22939                    91-1738221
  --------                     ---------                    ----------
  (State or other              (Commission                  (IRS Employer
  jurisdiction of              File Number)                 Identification No.)
  incorporation)


                 1505 Farm Credit Drive, McLean, Virginia 22102
                 ----------------------------------------------
               (Address of principal executive offices) (Zip Code)

         Registrant's Telephone Number, including area code: (703) 547-2000
                                                             --------------


          500 108th Avenue N.E., Suite 2200, Bellevue, Washington 98004
          -------------------------------------------------------------
         (Former name or former address, if changed since last report)



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Item 5.  Other Events.

Investment by Forstmann Little
------------------------------

On December 7, 1999, NEXTLINK Communications, Inc. ("NEXTLINK") entered into an agreement with affiliates of Forstmann Little & Co. under which Forstmann Little would invest $850 million to be used to expand NEXTLINK's networks and services, introduce new technologies and fund NEXTLINK's business plan.

Forstmann Little will invest approximately $850 million in NEXTLINK in the form of convertible preferred stock with a conversion price of $63.25 per share and a
3.75 percent dividend. Under the agreement, Forstmann Little may convert to and transfer the common stock after one year, and NEXTLINK may call the preferred stock after five years. Forstmann Little will also have the option of requiring redemption of the preferred stock after 10 years. The investment represents ownership of approximately 8 percent of NEXTLINK's fully diluted common shares. The transaction is subject to certain conditions and is expected to close in early 2000. Nicholas C. Forstmann and Sandra J. Horbach, both general partners at Forstmann Little, will join the NEXTLINK Board of Directors.

The stock purchase agreement (including the certificates of designation for the convertible preferred stock), filed herewith as Exhibit 99.1, and NEXTLINK's press release announcing the agreement, filed herewith as Exhibit 99.2, are incorporated herein by reference.

Purchase of INTERNEXT Interests
-------------------------------

On December 7, 1999, NEXTLINK announced that it had agreed to acquire Eagle River Investments' 50 percent ownership interest in INTERNEXT LLC for $220 million of NEXTLINK common stock, representing approximately 4.1 million shares, based on NEXTLINK's common stock closing sale price of $53.50 on December 6, 1999.

The actual number of shares of NEXTLINK common stock to be issued is subject to adjustment in the event that the average price of the NEXTLINK common stock at the time of the closing of the transaction is more than $64.20, in which case Eagle River will receive approximately 3.4 million shares, or less than $42.80, in which case Eagle River will receive approximately 5.1 million shares.

Both the NEXTLINK Board and Eagle River Managers have approved the transaction. The transaction, which is expected to close in early 2000, is subject to a number of conditions including the negotiation of definitive transaction agreements and the receipt of necessary approvals.

NEXTLINK's press release announcing the agreement with Eagle River, filed herewith as Exhibit 99.3, is incorporated herein by reference.


                                      -2-

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Joint Venture for Canadian Wireless Spectrum
--------------------------------------------

On December 9, 1999, NEXTLINK International, Inc., a NEXTLINK subsidiary, entered into a shareholder's agreement with Wispra Networks, Inc., a broadband wireless venture in Canada. The other participants in the venture are Wispra Inc., a long-time participant in Canada's broadband wireless marketplace, and TD Capital Group, a leading Canadian private equity investor in the communications and media industry.

This new venture was made in connection with the submission by Wispra Networks of its completed broadband wireless 24/38 GHz spectrum license documents and initial license payment to Industry Canada following being named provisional winner of six fixed broadband wireless licenses. The licenses cover 14.3 million population in Toronto, Montreal, Vancouver, Ottawa, Edmonton, Calgary and surrounding areas. Wispra Networks will pay a total of $50.1 million ($74 million in Canadian dollars) for 400 MHz of spectrum in the six market areas. Wispra Networks anticipates the filing of the license documents and payments of the balance license fee will result in Industry Canada officially issuing licenses for the spectrum early next year.

Wispra Network's press release announcing the venture, filed herewith as Exhibit 99.4, is incorporated herein by reference.


Item 7.  Financial Statements and Exhibits.

 (c)  Exhibits:

       The following exhibits are filed as part of this report:

       99.1 Stock Purchase Agreement, dated as of December 7, 1999, among NEXTLINK Communications, Inc., Forstmann Little & Co. Equity Partnership VI, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VII, L.P.

       99.2 Press Release, dated December 8, 1999.

       99.3 Press Release, dated December 7, 1999.

       99.4 Press Release, dated December 9, 1999.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NEXTLINK COMMUNICATIONS, INC.


                                        By: /s/ Gary D. Begeman
                                            ------------------------------
                                            Gary D. Begeman
                                            Vice President and General Counsel


Dated: December 10, 1999


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                                  Exhibit Index
                                  -------------


Exhibit No.       Description
-----------       -----------

99.1 Stock Purchase Agreement, dated as of December 7, 1999, among NEXTLINK Communications, Inc., Forstmann Little & Co. Equity Partnership VI, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VII, L.P.

99.2  Press Release, dated December 8, 1999.

99.3  Press Release, dated December 7, 1999.

99.4  Press Release, dated December 9, 1999.